AMENDMENT NO. 1

TO THE

SHARE PURCHAS AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Share Purchase Agreement dated as of October 30, 2013 (the “Share Purchase Agreement”), by and among Staffing 360 Solutions, Inc., a Nevada corporation (the “Company” or “Purchaser”), and the Shareholders (the “Shareholders”) of Initio International Holdings Limited (“Initio”), is entered into by the parties hereto as of this 10th day of December, 2013.

RECITALS:

WHEREAS, the Company and the Shareholders entered into that certain Share Purchase Agreement, which such Share Purchase Agreement was to be non-binding until the completion of certain actions including, but not limited to, deep due diligence and securing the necessary financing to complete the transaction;

WHEREAS, each of the Company and the Shareholders have conducted analysis and provided relevant calculations regarding the Adjusted EBITDA, as defined in the Share Purchase Agreement;

WHEREAS, the Company has determined that the Adjusted EBITDA for the 12 months ended September 30, 2013 was approximately $3.0 million and the Shareholders have determined that the Adjusted EBITDA for the 12 months ended September 20, 2013 was approximately $3.3 million;

WHEREAS, the Share Purchase Agreement contemplated a post-closing adjustment to the Purchase Price based upon the Adjusted EBITDA for the 12 month ending December 31, 2013;

WHEREAS, after negotiations, the parties have agreed to proceed with the transaction contemplated by that Share Purchase Agreement based upon a fixed Purchase Price of $14.85 million with no post-closing adjustment based upon the December 31, 2013 Adjusted EBITDA results and no post-closing working capital adjustment;

WHEREAS, the provisions set forth in this Amendment are hereby deemed to supersede and replace certain provisions of that Share Purchase Agreement and upon execution of this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            All capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Initial Stock Purchase Agreement.

2.            The first Recital of the Share Purchase Price is hereby amended such that the term "Purchase Price" shall be deleted and replaced with the term "Total Purchase Price".

3.            Section 1.1 of the Share Purchase Agreement is hereby amended by the deletion of the following capitalized terms and their meanings in their entirety:

“Accounting Policies”	means the accounting policies and practices used in the preparation of the Accounts that are in accordance with accounting standards policies principles and practices generally accepted in the United Kingdom (including all applicable statements of Standard Accounting Practice and Financial Reporting Standards) including the policies and practices listed in Section 2 of Schedule 2.

“Adjusted EBITDA”	means earnings before interest, taxes, depreciation, amortization, and also excludes business reorganization costs, impairment of goodwill, and costs incurred outside of the normal course of business or non-recurring costs in accordance with the Accounting Policies.

“EBITDA”	means earnings before interest, taxes, depreciation and amortization, calculated in accordance with Sections 2, 3 and 4 of Schedule 2.

“Purchase Price”	has the meaning set forth in Section 2.2 hereof.

"September Accounts"	means the consolidated management accounts of the Group for the twelve month period ending on September 30, 2013 showing the EBITDA of the Group for the twelve month period to September 30, 2013, such accounts having been prepared in accordance with the Accounting and the Principle applied in calculating Gross Profit and Revenue of the Group, and agreed by the Purchaser and Shareholder prior to Closing.

4.            Section 2.2(i) of the Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(i) the aggregate amount payable by the Purchase to the Shareholders shall be $14.85 million (the “Closing Payment”), plus:”

5.            Section 2.3(i) of the Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(i) the Closing Payment shall be paid by the Purchaser on the Closing Date and shall be payable by the Purchaser as set forth in Sections 2.3(a), (b) and (c) below and each Shareholder shall receive such proportion of the Closing Payment as set forth in Schedule 1; and”.

6.            Section 2.3(d) of the Share Purchase Agreement is hereby deleted in its entirety.

7.            Within 1 week from the execution of this Amendment, the Shareholders and Initio shall deliver to the Company completed and final copies of the Deed of Warranties and the Disclosure Letter with disclosure satisfactory to the Purchaser.

8.            Section 2.3(e) of the Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(e)  Minimum Working Capital. The Parties hereby agree that at Closing, the Group shall maintain a minimum working capital (being the current assets of the Group less the current liabilities of the Group) of at least $299,000 (the “Working Capital Requirement”). On Closing the Shareholders shall procure that management accounts of the Group for the period from 1 October, 2013 to the Closing Date are produced and delivered to the Purchaser detailing the working capital of the Group at Closing as calculated in accordance with the principles applied in calculating Gross Profit and Revenue and the pro-forma set out in Schedule 3 (the "Working Capital Amount"). The Purchaser shall have 20 Business Days following submission to it of such management accounts and Working Capital Amount ("Response Period") to notify the Shareholders in writing ("Purchaser Response") that does not agree with the Working Capital Amount and setting out in reasonable detail the points of disagreement and the adjustments which the Purchaser believes are required. Any items not identified in the Purchaser Response will be deemed to be agreed and, if no Purchaser Response is received during the Response Period, the Purchaser will be deemed to have accepted the Working Capital Amount and such amount will (in the absence of fraud or manifest error) be binding on the parties. If a Purchaser Response is received by the Shareholders during the Response Period then the Purchaser and Shareholders will have until the date falling 20 Business Days after the date on which the Purchaser Response is received by the Shareholders (the "Resolution Period") to agree the items in dispute and therefore the Working Capital Amount. The amount so agreed will (in the absence of fraud or manifest error) be final and binding on the Parties. If agreement cannot be reached during the Resolution Period then the matter shall be referred to the Expert for final decision in accordance with paragraph 4 of Schedule 2, who will decide the Working Capital Amount. Once the Working Capital Amount has been agreed or determined then, within 5 Business Days of such agreement or determination: (i) in the event that the Working Capital Amount is less than the Minimum Working Capital Requirement, the Shareholders shall pay the difference between the Working Capital Requirement and the Working Capital Amount to the Purchaser by the cancellation of such number of Purchase Shares (valued at $1.50 per share) as shall equal 33.3% of the amount of the Reduction Amount, 40% of the Reduction Amount in cash and 26.7% of the Reduction Amount shall be applied in reducing the principal amount of the Promissory Note (together with accrued interest thereon) (the "Working Capital Reduction Payment"), or (ii) in the event that the Working Capital Amount is more than the Working Capital Requirement the Total Purchase Price shall be increased to reflect any excess amount over the Working Capital Requirement (the "Working Capital Additional Payment") and the Purchaser shall pay such amount to the Shareholders (in such proportions as set out in Schedule 1) as to 33.3% in Purchaser Common Stock (valued at $1.50 per share), 40% in cash and 26.7% in Promissory Notes.”

9.            Schedules 1, 4 and 5 are hereby deleted in their entirety and shall be replaced with such Schedules as shall be provided by the Covenantors' and Sellers' Representatives at least one Business Day prior to the Closing Date.

10.          The Parties hereby agree that the Closing Date of the transaction shall be on or about January 3, 2014.

11.          Except as modified hereby, all other provisions in the Share Purchase Agreement shall remain in full force and effect.

12.          This Amendment (a) may be executed in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute a single agreement; (b) may be executed by facsimile signature, provided that the original thereof is provided to the other Parties promptly thereafter; (c) shall be construed without regard to headings or captions, or gender, or whether a reference is to the singular or plural; and (d) shall be governed by, and construed in accordance with the laws of New York

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above-written.

PURCHASER:

Staffing 360 Solutions, Inc.

By:
Name: Alfonso J. Cervantes
Title: President

SHAREHOLDERS:

Brendan Flood

Matthew Briand

Simon Lythgoe, acting by his attorney Brendan Flood

Kate Hughes, acting by her attorney Brendan Flood

Sukong Pang, acting by his attorney Brendan Flood

Masahiro Nishimura, acting by his attorney Brendan Flood